Exhibit 10.1

Execution Copy

AMENDMENT NO. 1

TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 15, 2005, among EPIQ Systems, Inc., a Missouri corporation (the “Company”), and the persons and entities listed as Holders on the signature pages hereto (each a “Holder” and collectively, the “Holders”), each a record holder of the Company’s Contingent Convertible Subordinated Notes, issued June 10, 2004 (individually, a “Note” and collectively, the “Notes”).

WHEREAS:

A.            The Company and the Holders have entered into a Securities Purchase Agreement dated as of June 10, 2004 (the “Original Purchase Agreement”), pursuant to which the Company issued the Notes to the Holders in the aggregate principal amount of $50,000,000, all of which remain outstanding;

B.            Each Holder own beneficially and of record by the principal amount of Notes set forth opposite the Holder’s name on the signature pages hereto; and

C.            This Amendment is being entered into by the Company and the Holders for the purpose of amending the Original Purchase Agreement (as hereby amended and as hereafter amended in accordance with its terms, the “Purchase Agreement”) and the Notes, in accordance with Section 9(e) of the Original Purchase Agreement and Section 17 of the Notes.

NOW, THEREFORE, the Company and the Holders agree as follows:

1.             PORTAL REGISTRATION.  The Company will, in accordance with Section 4(r) of the Original Purchase Agreement, use its reasonable best efforts to apply for and effect the designation of the Notes on the Private Offerings, Resales and Trading Automated Linkages market (“PORTAL”) as a PORTAL security.  As soon as the Notes are designated as PORTAL securities, the Company will (i) appoint Wells Fargo Bank, N.A. as Note registrar, transfer agent and paying agent for the Notes (the “Note Transfer Agent”), and (ii) cause the Notes to become DTC-eligible, in book-entry only form, with The Depository Trust Company (“DTC”).  The Notes will thereafter be held as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.  One fully-registered Note issued in the aggregate principal amount of $50,000,000 will be deposited with DTC, or the Note Transfer Agent pursuant to the DTC FAST procedures.  From and after the effective date of the PORTAL registration, ownership and transfers of the Notes through DTC system must be made by or through a participant in DTC (a “Direct Participant”), which will receive a credit for the Notes on DTC’s records.  The ownership interest of each actual purchaser of each Note (the “Beneficial Owner”) is in turn to be recorded on the records of the Direct Participant or those U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain custodial relationships with a Direct Participant, either directly or indirectly (an “Indirect Participant”).   Upon notification by the Company to the Holders that all steps required to complete the PORTAL and DTC designations and qualifications have been completed, each Holder will physically surrender its physical Note certificates to the Note Transfer Agent in accordance with the Operational Procedures of DTC.  Upon the effectiveness of the quotation of the Notes on PORTAL, DTC will act as securities depository for the Notes.

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2.            NOTIFICATION OF TRANSFER OF BENEFICIAL INTERESTS IN THE NOTES.  From and after the date on which the Notes are registered with DTC and are thereafter held and traded solely through the DTC book-entry only system, each Holder and each person who hereafter becomes a Beneficial Owner of Notes agrees to notify the Company of each transfer of a beneficial ownership interest in the Notes and, to the extent known, the transferee Beneficial Owner or agent of the transferee Beneficial Owner.  Notice of transfer of each beneficial ownership interest in the Notes and the name of the transferee or the agent of the transferee shall be made in writing, by facsimile or other confirmed electronic transmission to:

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1300
Telephone:	913-621-9500
Facsimile:	913-621-7281
E-mail:	bbraham@epiqsystems.com
Attention:	Elizabeth M. Braham, Executive Vice President and
Chief Financial Officer

3.              AMENDMENT OF NOTE PROVISIONS.  The Notes are hereby amended as follows:

(a)           Section 4(a)(xiii) of the Notes is amended to read in its entirety as follows:

(xiii)                          either of (x) the Total Debt to Total Capitalization Ratio shall exceed .60:1.00 or (y) the Total Debt to EBITDA Ratio shall exceed 4.00:1.00.

(b)            Section 18 of the Notes is amended to read in its entirety as follows:

(18)          TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(c) of the Securities Purchase Agreement, provided that this Note may be offered, sold, assigned or transferred only in Principal amounts of $5,000,000 (or the entire remaining Principal amount if less) or increments of $100,000 in excess thereof.

(c)                                   Section 29(v) of the Notes is amended to read in its entirety as follows:

(v)           “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of the Company and its Subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which is not made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes, provided that the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed the product of (i) 3.0 and (ii) EBITDA (the “Senior Indebtedness Cap”).  Without limitation of the generality

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of the foregoing and subject to the Senior Indebtedness Cap, Senior Indebtedness shall include the obligations of the Company to its current senior secured lender, LaSalle Bank, N.A. and any participants with LaSalle Bank, N.A. in such Indebtedness (the “Senior Bank Obligations”), and the Senior Bank Obligations are designated as Senior Indebtedness.  The Company may from time to time designate by written notice to the Holder the obligations, in addition to the Senior Bank Obligations, which constitute Senior Indebtedness, and, provided that, at the time that the Senior Indebtedness is incurred (or a commitment to lend any Senior Indebtedness is made), the aggregate Senior Indebtedness of the Company does not exceed the Senior Indebtedness Cap, Senior Indebtedness so designated shall continue to be Senior Indebtedness notwithstanding any subsequent decline in the Company’s EBITDA.

4.             AMENDMENT OF ORIGINAL PURCHASE AGREEMENT.  Section 9(g) of the Original Purchase Agreement is hereby amended to read in its entirety as follows:

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, except pursuant to a Change of Control or Corporate Event (each as defined in Section 5 of the Notes) with respect to which the Company is in compliance with Section 5 of the Notes.  A Buyer may assign some or all of its rights hereunder to any purchaser of not less than $5,000,000 principal amount of Notes (or such lesser amount representing the remaining principal amount of such Note) without the consent of (but with notice of such assignment to) the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights and such assignee shall be bound by all covenants and agreements of Buyer set forth in this Agreement.

5.             FORM OF NOTES.  The Form of Notes, as hereby amended, is attached to this Amendment as Exhibit A.

6.             EFFECT OF AMENDMENT.  Except as specifically modified or amended by the terms of this Amendment, the Original Purchase Agreement and the Notes and all provisions contained therein are, and will continue, in full force and effect and are hereby ratified and confirmed.

7.             NOTICE TO BENEFICIAL OWNERS OF NOTES.  Each Holder and each future Beneficial Owner of Notes is deemed to have acknowledged and represented to, and agreed with, the Company, as follows:

(a)             Beneficial ownership interest in the Notes may be transferred only in authorized minimum denominations of $5,000,000;

(b)            Transfers of beneficial ownership interests in the Notes may only be made to “qualified institutional buyers” in accordance with SEC Rule 144A and the transfer restrictions applicable to the Notes in the Purchase Agreement; and

(c)             Transfers of beneficial ownership interests in the Notes are subject to the written notice requirements set forth in Section 2 of this Amendment.

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8.             DEFINED TERMS.  Capitalized terms used in this Amendment and not otherwise defined have the meanings given those terms in the Original Purchase Agreement.

9.             EXECUTED COUNTERPARTS.  This Amendment may be executed in any number of separate counterparts, each of which are to be an original and all of which together are deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Securities Purchase Agreement as of the day and year first set forth above.

“COMPANY”	EPIQ SYSTEMS, INC.

	By:	/s/ Elizabeth Braham
	Name:	Elizabeth M. Braham
	Title:	Executive Vice President and Chief Financial Officer

“HOLDERS”

$30,000,000 Principal Amount of Notes	RIVERVIEW GROUP, LLC

	By:	Millennium Holding Group, L.P.,
Its managing member

	By:	Millennium Management, L.L.C.,
Its general partner

	By:	/s/ David Nolan
	Name:	David Nolan
	Title:	Executive Vice President

$10,000,000 Principal Amount of Notes	SMITHFIELD FIDUCIARY LLC

	By:	/s/ Adam J. Chill
	Name:	Adam J. Chill
	Title:	Authorized Signatory

$10,000,000 Principal Amount of Notes	OMICRON MASTER TRUST
By: Omicron Capital L.P., as advisor
By: Omicron Capital Inc., its general partner

	By:	/s/ Brian Daly
	Name:	Brian Daly
	Title:	CFO

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EXHIBIT A

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

CONTINGENT CONVERTIBLE SUBORDINATED NOTE

Date: December 15, 2005	Principal: U.S. $50,000,000

CUSIP: 26882D AB 5

FOR VALUE RECEIVED, EPIQ SYSTEMS, INC., a Missouri corporation (the “Company”), hereby promises to pay to the order of CEDE & CO. or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 4.00% per annum, subject to periodic adjustment pursuant to Section 2 (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Contingent Convertible Subordinated Note (including all Contingent Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Contingent Convertible Subordinated Notes (collectively, the “Notes” and such other Contingent Convertible Subordinated Notes, the “Other Notes”) issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below).  Certain capitalized terms are defined in Section 29.

(1)           MATURITY.  On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any.  The “Original Maturity Date” shall be June 15, 2007, as may be extended in accordance with Section 8 hereof or as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date (as may be extended, the “Maturity Date”).

(2)           INTEREST; INTEREST RATE.  Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 1, 2004.  Interest shall be payable on each Interest Date in cash.  From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 11%.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)           CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  (i)  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $100,000 of Principal (or such lesser amount if such amount represents the remaining Principal amount) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)            “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)           “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $17.50.

(c)           Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:59 p.m., New York Time, on such date, a copy of a duly executed and completed notice of conversion in good order in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking in form and substance reasonably acceptable to the Company with respect to this Note in the case of its loss, theft or destruction).  On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)           Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three Trading Days after the Conversion Date, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock that the Holder anticipated receiving from the Company pursuant hereto (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)          Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)           Limitations on Conversions.

(i)            Beneficial Ownership.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii)           Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing at least a majority of the principal amounts of the Notes then outstanding.  Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(iii)          Contingent Convertibility.  Notwithstanding the foregoing, this Note shall only be convertible: (v) during the period commencing on the Issuance Date and terminating on January 14, 2005, at any time after the arithmetic average of the Weighted Average Price of the Common Stock equals or exceeds 110% of the then applicable Conversion Price for ten (10) consecutive Trading Days; (w) from and after January 15, 2005, if the Weighted Average Price of the Common Stock equals or exceeds 110% of the then applicable Conversion Price on any five (5) consecutive Trading Days during any calendar year; (x) from and after the Issuance Date, if the Weighted Average Price of the Common Stock is less than $10.75 (the “Minimum Price”) (subject to adjustment as provided herein) on any five (5) consecutive Trading Days; (y) if there shall have occurred (A) the public announcement of a pending, proposed or intended Change of Control that has not been abandoned, terminated or consummated, (B) an Event of Default or (C) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default; or (z) upon receipt of a Mandatory Conversion Notice.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive Trading Days or for more than an aggregate of 30 Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market or The New York Stock Exchange, Inc. for a period of five consecutive Trading Days or for more than an aggregate of seven Trading Days in any 365-day period;

(iii)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

(iv)          at any time following the tenth consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v)           the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note, the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest, Late Charges or amount other than Principal when and as due, in which case only if such failure continues for a period of at least five Business Days;

(vi)          any default under or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) with an unpaid principal amount in excess of $1,000,000 at the time of such acceleration other than with respect to any Other Notes; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration of such Indebtedness prior to its maturity, only upon acceleration of such Indebtedness;

(vii)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”),  (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix)           a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(x)            the Company materially breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Note, the Other Notes, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(xi)           any breach or failure in any respect to comply with Section 15 of this Note;

(xii)          any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(xiii)         either of (x) the Total Debt to Total Capitalization Ratio shall exceed .60:1.00 or (y) the Total Debt to EBITDA Ratio shall exceed 4.00:1.00.

(b)           Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)           RIGHTS UPON CHANGE OF CONTROL.

(a)           Change of Control.  Each of the following events shall constitute a “Change of Control”:

(i)            the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger, stock transaction or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company (any of the foregoing (A) and (B), a “Surviving Change”));

(ii)           the sale or transfer of all or substantially all of the Company’s assets; or

(iii)          a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b)           Assumption.  Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the principal amount of the Notes then outstanding.  In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).  In the event of a Surviving Change, the entity resulting from or succeeding to the Company in such Surviving Change shall assume the obligations under the Notes on the same terms and conditions as the Notes and having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes.

(c)           Redemption Right.  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem; provided, however, that the Company shall not be under any obligation to redeem all or any portion of this Note or to deliver the applicable Change of Control Redemption Price unless and until the applicable Change of Control is consummated.  The portion of this Note subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 110% of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).  Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.

(6)           RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the all or substantially all record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which all or substantially all holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7)           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)           Adjustment of Conversion Price and Minimum Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price and Minimum Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price and Minimum Price in effect immediately prior to such combination will be proportionately increased.

(b)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price and Minimum Price so as to protect the rights of the Holder under this

Note; provided that no such adjustment will increase the Conversion Price or Minimum Price as otherwise determined pursuant to this Section 7.

(8)           EXTENSION OF MATURITY DATE AT HOLDER’S OPTION.  The holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding shall have the right, in their sole discretion, to require that the Original Maturity Date of all then outstanding Notes be extended for a period not to exceed three years from the Original Maturity Date, without the action of any other Person, by delivering written notice thereof (a “Holder Maturity Date Extension Notice”) to the Company at any time prior to the Original Maturity Date, which Holder Maturity Date Extension Notice shall indicate the Maturity Date, as so extended, of this Note.  Within two Business Days of receipt of a Holder Maturity Date Extension Notice, the Company shall inform all other holders of Notes that such a notice has been received by the Company.

(9)           COMPANY’S RIGHT OF MANDATORY CONVERSION AND OPTIONAL REDEMPTION.  (a) Mandatory Conversion.  If at any time from and after June 10, 2007, the Weighted Average Price of the Common Stock exceeds 200% of the Conversion Price as of the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of any 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and the Conditions to Mandatory Conversion (as set forth in Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”).  The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than two Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice (or are deemed to have received such notice in accordance with Section 9(f) of the Securities Purchase Agreement) is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.

(b)           Pro Rata Conversion Requirement.  If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes.  If the Company elects to cause the conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Notes purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate principal amount of the Notes and purchased by all holders pursuant to the Securities Purchase Agreement (such fraction with respect to each holder is referred to as its “Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”).  In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage.  The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 15 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) each holder’s Pro Rata Conversion Amount of the Conversion Amount of the Notes the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Notes) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date.  All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date.  If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(c)           Conditions to Mandatory Conversion.  For purposes of this Section 9, “Conditions to Mandatory Conversion” means the following conditions: (i) during the period beginning on the date that is three months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i); provided, however, that the Company shall be deemed to have satisfied the conditions set forth in this clause (i) if on not more than two occasions prior to the delivery of the Company’s Mandatory Conversion Notice the Company has failed to meet the requirements set forth in Section 3(c)(i) hereof by no more than three days; (ii) on each day during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date (the “Notice Measuring Period”), the Common Stock shall be listed on the Principal Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the first Trading Day of the Notice Measuring Period and ending on and including the Mandatory Conversion Date, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default if such event has not been cured prior to the Mandatory Conversion Notice Date; (iv) on each day of the period beginning on the date of delivery of the Mandatory Conversion Notice and ending on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y)

all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (v) on each day of the period beginning on the Mandatory Conversion Date and ending thirty (30) Trading Days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

(d)           Limitations.  If the Company is unable to deliver Conversion Shares pursuant to a Mandatory Conversion under this Section 9 (such undeliverable Conversion Shares, the “Blocked Shares”) as a result of the provisions of Section 3(d)(i) hereof, then notwithstanding the provisions of Section 3(d)(i) hereof Company shall be entitled to deliver the Blocked Shares (without being subject to any conditions hereunder including the Conditions to Mandatory Conversion and the provisions of Section 3(d)(i) hereof) ninety (90) days after the Mandatory Conversion Date.  The Holder shall inform the Company of the number of Blocked Shares applicable to such Holder within one Business Day after the Mandatory Conversion Notice Date.  If the Company receives no written notice from the Holder of the number of Blocked Shares applicable to such Holder by the end of the Business Day after the Mandatory Conversion Notice Date, the Company may conclusively conclude that there are no Blocked Shares for such Holder.

(e)           Company Optional Redemption Right.

(i)            Company Optional Redemption.  If at any time from and after the aggregate Principal amount of the then outstanding Notes is equal to or less than $6,000,000, the Conditions to Company Redemption (as set forth below) are satisfied or waived in writing by the Holder, the Company shall have the right to redeem all but not less than all Notes then outstanding (a “Company Optional Redemption”).  The Company may exercise its right of redemption under this Section 9(e)(i) by delivering a written notice thereof by facsimile and overnight courier to all of the holders of Notes and the Transfer Agent (the “Company Optional Redemption Notice”).  The Company Optional Redemption Notice shall be irrevocable.  This Note shall be redeemed by the Company pursuant to this Section 9(e)(i) at a price equal to 110% of the Conversion Amount (the “Company Optional Redemption Price”).  Notwithstanding the foregoing, the Holder may continue to convert this Note into Common Stock pursuant to Section 3(a) on or prior to the date immediately preceding the Company Optional Redemption Date.  Redemptions required by this Section 9(e) shall be made in accordance with the provisions of Section 12.

(ii)           Company Optional Redemption Notice.  If the Company elects to cause a redemption of all of the Conversion Amount of this Note pursuant to Section 9(e)(i), then it must simultaneously take the similar action with respect to the Other Notes.  The Company Optional Redemption Notice shall state (A) the Trading Day selected for the Company Optional Redemption in accordance with Section 9(e)(i), which Trading Day shall be at least 20 Business Days but not more than 60 Business Days following the Company Optional

Redemption Notice Date (the “Company Optional Redemption Date”), (B) that all outstanding Notes have been called for optional redemption pursuant to this Section 9(e) (and analogous provisions under the Other Notes), and (C) the Company Optional Redemption Price to be paid to such Holder as of the Company Optional Redemption Date.  All Conversion Amounts converted by the Holder after delivery of the Company Optional Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Company Optional Redemption Date.

(iii)          Conditions to Company Redemption.  For purposes of this Section 9(e), “Conditions to Company Redemption” means the Conditions to Mandatory Conversion with the term “Mandatory Conversion Notice” being replaced by “Company Optional Redemption Notice” and the term “Mandatory Conversion Date” being replaced by “Company Optional Redemption Date”.

(10)         NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)         RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  Thereafter, the Company, so long as any of the Notes are outstanding, shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall as soon as practicable take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12)         HOLDER’S REDEMPTIONS.

(a)           Mechanics.  In the event that the Holder has sent an Event of Default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), or has received a Company Optional Redemption Notice pursuant to Section 9(b), then the Holder shall promptly after receipt of the applicable Redemption Price submit this Note to the Company (each, a “Redemption Notice”).  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice otherwise.  The Company shall deliver the Company Optional Redemption Amount to the Holder on the Company Optional Redemption Date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the Event of Default Redemption Price, the Change of Control Redemption Price or the Company Optional Redemption Price (each, the “Redemption Price”), as applicable, to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) or the Company’s delivery of a Company Optional Redemption Notice pursuant to Section 9(e) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)         SUBORDINATION TO SENIOR INDEBTEDNESS.

(a)           Subordination.  The indebtedness represented by this Note and the payment of the principal amount and interest and Late Charges thereon, any redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment (to the extent expressly set forth in clause (b) below) to the prior payment in full in cash of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.

(b)           Payment upon Dissolution, Etc.  In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization of the Company (being hereinafter referred to as a “Proceeding”), all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note, and upon any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes; provided, however, that notwithstanding anything to the contrary, in any event the Holder shall be entitled to receive and retain all Junior Securities (as defined below).

(c)           Certain Rights.  Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(d)           Rights of Holders Unimpaired.  The provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

(e)           Junior Securities.  As used herein, “Junior Securities” means debt or equity securities of the Company as reorganized or readjusted, or debt or equity securities of the Company or any other Person provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a Proceeding under any applicable law, so long as in the case of debt securities, such Junior Securities are subordinated in right of payment to all Senior Indebtedness and to whatever is issued to the holders of the Senior Indebtedness on account of the Senior Indebtedness, to the same extent as, or to a greater extent than, the Subordinated Indebtedness is so subordinated as provided for herein.

(14)         VOTING RIGHTS; RESTRICTION ON DIVIDENDS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the General and Business Corporation Law of Missouri, and as expressly provided in this Note.  Until the Dividend Eligibility Date, the Company shall not, directly or indirectly, declare or pay any dividend or distribution on its capital stock, other than stock dividends in accordance with Section 7(a).

(15)         RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a)           Rank.      All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Permitted Indebtedness (as defined below).

(b)           Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.  As used herein, “Permitted Indebtedness” means (A) Senior Indebtedness; and (B) Permitted Subordinated Indebtedness.

(c)           Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.  As used herein, “Permitted Liens” means (i) Liens incurred to secure Senior Indebtedness, (ii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, to the extent of Indebtedness incurred within thirty days for such acquisition, construction or improvement and incurred within thirty days of such acquisition, construction or improvement, (iii) purchase money Liens, (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, so long as payment on such Lines is not more than 30 days past due, or (v) other Liens permitted by the Company’s senior credit agreement in existence on the date hereof as filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on February 13, 2004, and without giving effect to future amendments to or the termination of the credit agreement.

(d)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or Pari Passu Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(16)         PARTICIPATION.  Until the Dividend Eligibility Date, the Holder shall have no right to participate in any dividends paid or distributions made to the holders of Common Stock.  From and after the Dividend Eligibility Date, the Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes provided such change or amendment is consented to by the Company, which such consent may be granted in the sole discretion of the Company.  Any change or amendment to this Note or the Other Notes so approved upon written notice by the Company of such change or amendment shall be binding upon the Holder and holders, present and future, of this Note and the Other Notes without regard to whether the terms of such change or amendment are reflected in this Note or the Other Notes.

(18)         TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(c) of the Securities Purchase Agreement, provided that this Note may be offered, sold, assigned or transferred only in Principal amounts of $5,000,000 (or the entire remaining Principal amount if less) or increments of $100,000 in excess thereof.

(19)         REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(20)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22)         CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer to a U.S. bank or the domestic branch of a foreign bank of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under the Transaction Documents (as defined in the Securities Purchase Agreement) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 15% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(26)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28)         GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29)         CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Approved Stock Plan” means any employee benefit, option or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(f)            “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(h)           “Dividend Eligibility Date” means the later of (x) January 1, 2006, or (y) the date specified in a written notice delivered no later than December 1, 2005, to the Holder by the Company.

(i)            “EBITDA” means, for any four Calendar Quarter period for any Person, the net income (or net loss) of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income (iii) depreciation and amortization expense, (iv) the non-cash portion of compensation expense related to the grant of stock options, restricted stock, and stock appreciation rights, (v) any other components of net income (or net loss) which are non-cash and will not convert to cash prior to the final maturity of this Note, and (vi) costs, fees and expenses incurred in connection with any acquisition transaction, and as adjusted for the following items (to the extent that they are reflected in net income or net loss): elimination of: (v) any net income (or net loss) from discontinued operations as determined in accordance with GAAP (w) all extraordinary gains and losses determined in accordance with GAAP, (x) gains and losses from sales or dispositions of property and equipment or other fixed assets, (y) all non-recurring income and expense items not incurred in the ordinary course of business to the extent included in the determination of net income for the relevant determination period and (z) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period; provided, however, that if, during the four Calendar Quarter period for which the EBITDA of a Person is being calculated, such Person has completed an acquisition of an on-going business (a “Target”), the EBITDA of such Person shall be recalculated to include the EBITDA of such Target as if such acquisition (including any acquisition completed prior to the date of this Note but within the applicable period for which EBITDA is being calculated) had been completed on the first day of the relevant measuring period.  To the extent applicable, all determinations of the components of EBITDA shall be derived from the Company’s then most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

(j)            “Excluded Securities” means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes and the Other Notes; and (iii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

(k)           “GAAP” means United States generally accepted accounting principles, consistently applied.

(l)            “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

(m)          “Issuance Date” means June 10, 2004.

(n)           “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(o)           “Permitted Subordinated Indebtedness” means Indebtedness that (x) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes on terms reasonably satisfactory to the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes and (y) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

(p)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q)           “Principal Market” means the Nasdaq National Market.

(r)            “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xiii), 120% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

(s)           “Registration Rights Agreement” means that certain registration rights agreement between the Company and the initial holders of the Notes relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

(t)            “SEC” means the United States Securities and Exchange Commission.

(u)           “Securities Purchase Agreement” means that certain securities purchase agreement between the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(v)           “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of the Company and its Subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which is not made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes, provided that the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed the product of (i) 3.0 and (ii) EBITDA (the “Senior Indebtedness Cap”).  Without limitation of the generality of the foregoing and subject to the Senior Indebtedness Cap, Senior Indebtedness shall include the obligations of the Company to its current senior secured lender, LaSalle Bank, N.A. and any participants with LaSalle Bank, N.A. in such Indebtedness (the “Senior Bank Obligations”), and the Senior Bank Obligations are designated as Senior Indebtedness.  The Company may from time to time designate by written notice to the Holder the obligations, in addition to the Senior Bank Obligations, which constitute Senior Indebtedness, and, provided that, at the time that the Senior Indebtedness is incurred (or a commitment to lend any Senior Indebtedness is made), the aggregate Senior Indebtedness of the Company does not exceed the Senior Indebtedness Cap, Senior Indebtedness so designated shall continue to be Senior Indebtedness notwithstanding any subsequent decline in the Company’s EBITDA.

(w)          “Total Capitalization” means, at any time, the sum of (i) the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in the Company’s stockholders’ equity (excluding unrealized gains or losses pursuant to GAAP) as required to be reported in the Company’s then most recent consolidated balance sheet, (ii) Total Debt and (iii) the cumulative (subsequent to issuance of this Note) non-cash portion of compensation expense related to the grant of stock options, restricted stock, and stock appreciation rights.

(x)            “Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Company and its Subsidiaries of the type referred to in clauses (A), (C), (D), (F) and (G) of the definition of “Indebtedness” along with any Contingent Obligation in respect of any of the foregoing.

(y)           “Total Debt to EBITDA Ratio” means, as of the last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) EBITDA on such day.

(z)            “Total Debt to Total Capitalization Ratio” means, as of the last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) Total Capitalization on such day.

(aa)         “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(bb)         “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

EPIQ SYSTEMS, INC.

By:
	Name:	Elizabeth M. Braham
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT I

EPIQ SYSTEMS, INC.

CONVERSION NOTICE

Reference is made to the Contingent Convertible Subordinated Note (the “Note”) issued to the undersigned by EPIQ Systems, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

The undersigned hereby certifies to the Company that the Company’s conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note.

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Name/Address for Issuance:

U.S. Tax Identification Number, if applicable:

Broker/Dealer Information for DWAC:

Brokerage Name & DTC Participant #

Settlement Date	Broker Contact	Phone #

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:
(if electronic DWAC/book entry transfer)

Transaction Code Number:
(if electronic DWAC/book entry transfer)

CONVERSION ACKNOWLEDGMENT

&

TRANSFER AGENT INSTRUCTION

The Company hereby acknowledges this Conversion Notice and hereby directs Wells Fargo Bank, N.A. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated June 10, 2004 from the Company and acknowledged and agreed to by Wells Fargo Bank, N.A.

EPIQ SYSTEMS, INC.

By:
Name:
Title: